Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258732

P R O S P E C T U S

2,921,628 Shares

Montrose Environmental Group, Inc.

Common Stock

The selling stockholders identified in this prospectus may offer and sell, from time to time, in one or more offerings, up to 2,921,628 shares of our common stock. We are not selling any common stock under this prospectus and will not receive any proceeds from the sale of the shares by the selling stockholders. You should carefully read this prospectus and any accompanying prospectus supplement before you decide to invest in the shares that may be offered under this prospectus.

The distribution of the common stock by the selling stockholders may be effected from time to time by a variety of methods, including:

•	in underwritten public offerings;

•	in ordinary brokerage transactions on securities exchanges, including the New York Stock Exchange;

•	to or through brokers or dealers who may act as principal or agent; or

•	in one or more negotiated transactions at prevailing market prices or negotiated prices.

The brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” for a further description of how the selling stockholders may dispose of the shares covered by this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “MEG.” On August 19, 2021, the last sale price of our common stock as reported on the on the New York Stock Exchange was $44.40 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this filing and future filings. See “About the Company—Implications of Being an Emerging Growth Company.”

Investing in the common stock involves risks. You should carefully consider the risks described in “Risk  Factors ” on page 6 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell certain shares of our common stock in one or more offerings. When a selling stockholder sells shares of common stock under this shelf registration process, we may provide a prospectus supplement that will contain more specific information about the terms of such offering. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectuses we have prepared or authorized as well as the information incorporated in this prospectus or any accompanying prospectus supplement by reference. See “Incorporation by Reference.” Any information in any accompanying prospectus supplement, any free writing prospectus or any subsequent material incorporated herein or therein by reference will supersede the information in this prospectus or any earlier prospectus supplement.

This prospectus contains summaries of certain provisions in some of the documents described herein, but reference is hereby made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the complete text of the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

Neither we nor any of the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, in any accompanying prospectus supplement or in any free writing prospectuses we have prepared or authorized. You should rely only on the information provided in this prospectus or any prospectus supplement, including information incorporated by reference herein or therein, or any free writing prospectus that we have specifically referred you to. Neither we nor any of the selling stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus, any prospectus supplement or any documents we incorporate herein or therein, or in any free writing prospectus, is current only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

As used in this prospectus and any accompanying prospectus supplement, unless the context otherwise indicates, references to “our,” “we,” “us,” the “Company,” “Montrose,” “MEG” and “our business” refer to Montrose Environmental Group, Inc. together with its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants, including us, that file electronically with the SEC.

We also make available, free of charge, on or through our Internet website, www.investors.montrose-env.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on or that can be accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. In addition, you may request copies of these filings at no cost through our Investor Relations Department at: Montrose Environmental Group, Inc., 5120 Northshore Drive, North Little Rock, Arkansas 72118, telephone: (501) 900-6400.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, including exhibits, of which this prospectus forms a part, with respect to the shares of common stock that may be offered hereunder. This prospectus does not contain all of the information set forth in the registration statement and exhibits thereto. For further information with respect to our company and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits thereto. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete and you should refer to the exhibits attached to or incorporated by reference into the registration statement for copies of the actual contract, agreement or other document. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to you for free on the SEC’s website listed above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC.

We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC as well as any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the initial filing of the registration statement of which this prospectus forms a part until the termination or completion of the offering of the securities described in this prospectus; provided, however, we are not incorporating by reference any documents or portions of documents deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on March 24, 2021;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on April 1, 2021;

•	our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2021 and June 30, 2021, as filed with the SEC on May 12, 2021 and August 11, 2021, respectively;

•	our Current Reports on Form 8-K filed with the SEC on January 11, 2021, March 8, 2021, April 1, 2021, April 29, 2021 and May 17, 2021; and

•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 17, 2020, including any amendments or reports filed for the purpose of updating the description.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

To obtain copies of these filings, see “Where You Can Find More Information” above.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity, capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements. All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including:

•	our limited operating history;

•	our history of losses and ability to achieve profitability;

•	general global economic, business and other conditions, the cyclical nature of our industry and the significant fluctuations in events that impact our business;

•	the impact of the COVID-19 pandemic on our business operations and on local, national and global economies;

•	the parts of our business that depend on difficult to predict natural or manmade events and the fluctuations in our revenue and customer concentration as a result thereof;

•	the highly competitive nature of our business;

•	our ability to execute on our acquisition strategy and successfully integrate and realize benefits of our acquisitions;

•	our ability to promote and develop our brands;

•	our ability to maintain and expand our client base;

•	our ability to maintain necessary accreditations and other authorizations in varying jurisdictions;

•	significant environmental governmental regulation;

•	our ability to attract and retain qualified managerial and skilled technical personnel;

•	safety-related issues;

•	allegations regarding compliance with professional standards, duties and statutory obligations and our ability to provide accurate results;

•	the lack of formal long-term agreements with many of our clients;

•	our ability to successfully implement our new enterprise resource planning system;

•	our ability to adapt to changing technology, industry standards or regulatory requirements;

•	government clients and contracts;

•	our ability to maintain our prices and manage costs;

•	our ability to protect our intellectual property or claims that we infringe on the intellectual property rights of others;

•	laws and regulations regarding handling of confidential information;

•	any failure in or breach of our networks and systems;

•	our international operations;

•	product related risks;

•	environmental regulations and liabilities; and

•	additional factors discussed in this prospectus, any prospectus supplement and our other SEC filings.

The forward-looking statements in this prospectus and any prospectus supplement are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control, as well as the other factors described in the section entitled “Risk Factors” and in our SEC filings incorporated herein or in any prospectus supplement by reference. Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic.

Additional factors or events that could cause our actual results to differ may also emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by any forward-looking statement and, therefore, you should not regard any forward-looking statement as a representation or warranty by us or any other person that we will successfully achieve the expectation, plan or objective expressed in such forward-looking statement in any specified time frame, or at all. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus, in any prospectus supplement or in any document incorporated herein or therein by reference speaks only as of the respective date thereof. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

ABOUT THE COMPANY

The Environment is Our Business.

Since our inception in 2012, our mission has been to help clients and communities meet their environmental goals and needs. Today, we have emerged as one of the fastest growing companies in a highly fragmented and growing global environmental industry.

Our industry is highly fragmented with no single market leader. By focusing on environmental solutions, we believe we are uniquely positioned to become a leading platform in the industry. We provide a diverse range of environmental services to our private and public sector clients across the life cycle of their needs —whether they are launching new projects, maintaining operations, decommissioning operations, rehabilitating assets, managing the impacts of climate change or responding to unexpected environmental disruption. Our integrated platform has been a catalyst for our organic growth and we have built on this platform through strategic acquisitions.

Innovation is core to our strategy. The world’s environmental challenges continue to grow in number, scope and complexity, and mounting public pressure and regulatory changes continue to drive demand for better information and solutions. We focus on innovation in order to improve the quality of information we can provide to clients (such as identifying variations of Per- and polyfluoroalkyl substances, or PFAS, in water) and provide better solutions to their environmental needs (such as the efficient removal of PFAS from contaminated water). We intend to continue innovating by investing in research, development and technology (directly and through strategic partnerships) to develop better solutions for our clients. We believe these investments—together with our investments in geographic expansion, sales and marketing initiatives, environmental service offerings and strategic acquisitions—will continue to distinguish us in the marketplace.

Our revenue and earnings are highly resilient. We are not dependent upon any single service, product, political approach or regulatory framework. We also serve a diverse set of more than 4,500 clients across a wide variety of end markets and geographies within the private and public sectors. Funding for our services is typically non-discretionary given regulatory drivers and public health concerns. As a result, our business is positioned to be less susceptible to political and economic cycles. Our approach has allowed us to successfully scale our business, and we believe we are well positioned to continue our trajectory and market leadership as we address the growing environmental needs of our clients and communities.

We provide environmental services to our clients through three business segments – Assessment, Permitting and Response, Measurement and Analysis and Remediation and Reuse.

Assessment, Permitting and Response

Through our Assessment, Permitting and Response segment, we provide scientific advisory and consulting services to support environmental assessments, environmental emergency response and environmental audits and permits for current operations, facility upgrades, new projects, decommissioning projects and development projects. Our technical advisory and consulting offerings include regulatory compliance support and planning, environmental, ecosystem and toxicological assessments and support during responses to environmental disruptions. We help clients navigate regulations at the local, state, provincial and federal levels. In addition to environmental toxicology, and given our expertise in helping businesses plan for and respond to disruptions, our scientists and response teams have helped clients navigate their preparation for and response to the COVID-19 pandemic.

Measurement and Analysis

Through our Measurement and Analysis segment, our highly credentialed teams test and analyze air, water and soil to determine concentrations of contaminants, including emerging contaminants such as PFAS, as well as determine the toxicological impact of contaminants on flora, fauna and human health. Our offerings include source and ambient air testing and monitoring, leak detection and advanced analytical laboratory services such as air, storm water, wastewater and drinking water analysis.

Remediation and Reuse

Through our Remediation and Reuse segment, we provide clients with engineering, design, implementation and operations and maintenance services, primarily to treat contaminated water, remove contaminants from soil or create biogas from agricultural waste. We do not own the properties or facilities at which we implement these projects or the underlying liabilities, nor do we own material amounts of the equipment used in projects; instead, we assist our clients in designing solutions, managing projects and mitigating their environmental risks and liabilities.

Corporate Information

We were incorporated in Delaware in November 2013. Our principal executive offices are located at 5120 Northshore Drive, North Little Rock, Arkansas 72118 and our telephone number is (501) 900-6400. Our website address is www.montrose-environmental.com. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus, any prospectus supplement or the registration statement of which this prospectus forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include:

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

•	exemption from non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of our initial public offering, which occurred in July 2020; (ii) the last day of the fiscal year during which our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700.0 million as of the end of the second quarter of that fiscal year.

As June 30, 2021, the end of our second fiscal quarter, the market value of our common stock held by non-affiliates exceeded $700.0 million and, as a result, we will no longer qualify as an emerging growth company as of December 31, 2021.

We have elected to take advantage of certain reduced disclosure obligations in the documents incorporated by reference in this prospectus, and we may elect to take advantage of other reduced disclosure obligations in future filings with the SEC while we remain an emerging growth company. If we do, the information that we provide stockholders may be different than what you might receive from other public reporting companies in which you may have equity interests.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to “opt in” to this extended transition period for complying with new or revised accounting standards and, as a result, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised standards on a non-delayed basis.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties and other factors described in “Risk Factors” in any prospectus supplement. You should also consider the risks, uncertainties and other factors described in “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q, that we have filed or will file with the SEC, and in other documents which are incorporated by reference in this prospectus, as well as the risk factors and other information contained in or incorporated by reference in any accompanying prospectus supplement and any related free writing prospectus. If any of these or any unanticipated risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected and the trading price of our common stock could decline, causing you to lose some or all of your investment in our common stock.

Additionally, the COVID-19 pandemic may amplify many of the risks to which we are subject and, given the unpredictable, unprecedented and fluid nature of the pandemic, it may materially and adversely affect us in ways that are not anticipated by or known to us or that we do not presently consider to present significant risk. Therefore, we are unable to estimate the extent to which the pandemic and its related impacts will adversely affect our business, financial condition and results of operations as well as our stock price.

USE OF PROCEEDS

The selling stockholders will receive all proceeds from the sale of the shares of common stock offered by this prospectus and any accompanying prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

We are party to an investor rights agreement with certain of the selling stockholders and certain other holders of shares of our common stock. The terms of the investor rights agreement include provisions for certain demand registration rights and piggyback registration rights in favor of the selling stockholders. The registration statement of which this prospectus forms a part was filed in connection with a demand for registration by certain of the selling stockholders under the investor rights agreement.

The shares offered by this prospectus may be offered from time to time by the selling stockholders. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares offered hereunder before selling them. The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their respective shares since the date on which the information in the table below is presented. Information about the selling stockholders may change over time. As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after August 6, 2021 from a selling stockholder as a gift, pledge, or other non-sale related transfer.

The following table sets forth the name of each selling stockholder, the number of shares of our common stock and the percentage of our common stock beneficially owned by each selling stockholder prior to this offering, the number of shares that may be offered under this prospectus by each selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be beneficially owned by each selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column “Maximum Number of Shares That May Be Offered” represents all of the shares that the selling stockholder may offer under this prospectus. There were 26,199,377 shares of common stock outstanding as of August 6, 2021.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and warrants that are exercisable or exercisable within 60 days of August 6, 2021 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Shares of common stock beneficially owned prior to this offering		Shares of common stock offered pursuant to this prospectus	Shares of common stock beneficially owned after this offering (assuming the sale of all shares that may be sold hereunder)
Name of Selling Stockholder	Shares of common stock	Percentage of total outstanding common stock (%)		Shares of common stock	Percentage of total outstanding common stock (%)
The Richard E. Perlman Irrevocable Trust FBO WFH	2,975	*	2,975	—	—
The Richard E. Perlman Irrevocable Trust FBO EAH	2,975	*	2,975	—	—
The Richard E. Perlman Irrevocable Trust FBO TWH	4,800	*	4,800	—	—
The Richard E. Perlman Irrevocable Trust FBO HDH	4,800	*	4,800	—	—
The Richard E. Perlman Irrevocable Trust FBO MOH	2,975	*	2,975	—	—
The Richard E. Perlman Irrevocable Trust FBO RMG	2,975	*	2,975	—	—
The Richard E. Perlman Irrevocable Trust FBO HHG	2,975	*	2,975	—	—
The Richard E. Perlman Irrevocable Trust FBO OWG	2,975	*	2,975	—	—
The Richard E. Perlman Irrevocable Trust FBO CRH	2,975	*	2,975	—	—
The Richard E. Perlman Irrevocable Trust FBO WCH	5,300	*	5,300	—	—
The Richard E. Perlman Irrevocable Trust FBO AWH	5,300	*	5,300	—	—
The Richard E. Perlman Irrevocable Trust FBO GC	34,600	*	34,600	—	—
The Richard E. Perlman Irrevocable Trust FBP AP	45,950	*	45,950	—	—
Nasym Afsari(1)(2)	200,861	*	2,818	198,043	*
J. Miguel Fernandez de Castro(3)	145,572	*	143,150	2,422	*
Peter Graham(3)	208,869	*	116,447	92,422	*
Joshua LeMaire(1)(4)	213,293	*	200	213,093	*
Vijay Manthripragada(1)(3)(5)	434,942	1.6%	428	434,514	1.6%
Robin Newmark(3)	12,169	*	4,747	7,422	*
Richard E. Perlman(3)(6)	1,421,458	5.4%	1,419,036	2,422	*
J. Thomas Presby(3)	44,974	*	32,372	12,422	*
James K. Price(3)	1,060,927	4.1%	1,058,505	2,422	*
Jose Revuelta(1)(7)	243,693	*	22,850	220,843	*

*	Represents less than one percent.
(1)	Executive officer of the Company.
(2)	Shares beneficially owned by Ms. Afsari include 181,293 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of August 6, 2021.
(3)	Member of the Board of Directors.
(4)

Shares beneficially owned by Mr. LeMaire include 200 shares of common stock held by Joshua W. LeMaire and Lori R. LeMaire and 213,093 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of August 6, 2021.

(5)	Shares beneficially owned by Mr. Manthripragada include 422,014 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of August 6, 2021.
(6)	Includes 342,797 shares of common stock held by Equity Trust Company, Custodian FBO Richard E. Perlman Roth IRA.
(7)	Shares beneficially owned by Mr. Revuelta include 213,093 shares of common stock issuable upon exercise of stock options that have vested or will vest within 60 days of August 6, 2021.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material provisions of our capital stock, as well as other material terms of our amended and restated certificate of incorporation and our amended and restated bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 190,000,000 shares of common stock, par value $0.000004 per share, and 10,029,500 shares of preferred stock, par value $0.0001 per share.

Common Stock

Our amended and restated certificate of incorporation authorizes the issuance of up to 190,000,000 shares of common stock. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

Series A-1 Preferred Stock

Our board of directors has designated 12,000 shares of preferred stock as Cumulative Series A-1 Preferred Stock. We redeemed and retired all outstanding shares of Series A-1 preferred stock in July 2020 in connection with our initial public offering, or the IPO.

Series A-2 Preferred Stock

Our board of directors has designated 17,500 shares of preferred stock as Cumulative Series A-2 Preferred Stock. As of the date of this prospectus, there were 17,500 shares of the Series A-2 preferred stock issued and outstanding.

Effective immediately upon consummation of our IPO, the certificate of designation for the Series A-2 preferred stock granted holders of our Series A-2 preferred stock the right to receive cumulative dividends, accruing daily and compounded quarterly, at a rate of 9.0% per annum, on the then-stated value of each share of Series A-2 preferred stock (initially $10,000 per share). Prior to the IPO, the certificate of designation for the Series A-2 preferred stock granted holders of our Series A-2 preferred stock the right to receive cumulative dividends, accruing dividends at the rate of 15% per annum, with respect to dividends that were paid in cash, and 14.2% per annum, with respect to dividends that accrued before a private offering, and 9.0% following a private offering (in certain circumstances), on the then-stated value of each share of Series A-2 preferred stock (initially $10,000 per share), and dividends accrue whether or not earned or declared by our board of directors, and in preference to the holders of any and all other series or classes of capital stock, with the stated value increased by the amount of any accrued dividend. We may not issue any equity securities ranking equal or senior to the

Series A-2 preferred stock so long as any shares of Series A-2 preferred stock remain outstanding, other than (i) with the consent of the holders of at least a majority of the stated value of Series A-2 preferred stock then outstanding, or (ii) permitted indebtedness up to a maximum of 4.5 times our trailing twelve month adjusted pro forma EBITDA (as calculated pursuant to the terms of the certificate of designations of the Series A-2 preferred stock).

Except as required by Delaware law or as otherwise provided by our certificate of incorporation or the certificate of designation with respect to certain protective matters, the holders of Series A-2 preferred stock do not have any voting rights. Notwithstanding the foregoing and for so long as any shares of Series A-2 preferred stock are outstanding, the holders of a majority of the outstanding shares of Series A-2 preferred stock will have the right, voting as a separate class, to elect one director, to serve until the earlier of the time his or her successor is appointed or elected, unless such director is earlier removed, resigns or is otherwise unable to serve. Additionally, if certain events of noncompliance have occurred, are continuing and have not been cured within 30 days of notice thereof, the holders of a majority of the outstanding shares of Series A-2 preferred stock will have the right, voting as a separate class, to elect an additional director, to serve until the earlier of the time such event of noncompliance has been cured, there ceases to be any shares of Series A-2 preferred stock outstanding or his or her successor is appointed or elected, unless such director is earlier removed, resigns or is otherwise unable to serve.

We may, at our option, redeem some or all of the outstanding shares of Series A-2 preferred stock, in no less than $25.0 million increments (unless less than $25.0 million of the stated value of Series A-2 preferred stock is then outstanding), at a price per share equal to the sum of the then-stated value per share plus any accrued and unpaid dividends not accounted for in the then-stated value, plus (to the extent such redemption occurs prior to the third anniversary of the issuance of the Series A-2 preferred stock), a make whole amount as of such redemption date equivalent to the remaining dividends that would accrue with respect to such shares prior to the three-year anniversary of the issuance. At any time after the fourth anniversary of the issuance of the Series A-2 preferred stock, the holders of the Series A-2 preferred stock will have the option to require us to convert, initially, up to $60.0 million aggregate stated value of the Series A-2 preferred stock into shares of our common stock, with the permitted amount of Series A-2 preferred stock to be converted increasing at each subsequent anniversary of the issuance in $60 million increments until the sixth anniversary, after which all of the Series A-2 preferred stock may be converted at the holder’s option; provided, that until the seventh anniversary, no more than $60.0 million aggregate stated value may be converted in any 60-day period; and provided, further, that for a period of ninety (90) days following notice of a holder’s election to have its shares of Series A-2 preferred stock converted, we will have the option to redeem for cash such shares elected to be converted in lieu of converting them into shares of common stock. Each share of Series A-2 preferred stock we do not elect to redeem for cash will be convertible into the number of shares of common stock equal to the sum of the then-stated value plus all accrued and unpaid dividends, divided by the conversion price. The conversion price is equal to 85% of the volume-weighted average price of our common stock for the ten trading days immediately preceding the conversion date.

The certificate of designations includes certain restrictive covenants, including with respect to restricted payments, dividends and other payments to common stockholders and the consummation of certain acquisitions without consent.

In addition to the directorship described above, the holders of Series A-2 preferred stock are entitled to the following remedies during any period when we are not in compliance with certain terms of the certificate of designations following a cure period of 30 days after notice thereof (except in connection with a failure to pay dividends when due): an increase in the annual dividend rate from 9% per annum to 12% per annum for the first 90 day period from and including the date on which such event of noncompliance occurred and 14% thereafter, and restrictions on our ability to declare any dividends or distributions, or otherwise repurchase, redeem or acquire any of our or our subsidiaries’ capital stock, or to consummate acquisitions otherwise permitted by the terms of the certificate of designations.

The foregoing summary of the terms of the Series A-2 preferred stock is not complete and is subject in its entirety to the complete text of the certificate of designations, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Authorization Following this Offering

Our amended and restated certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 additional shares of preferred stock. Our board of directors is able to issue preferred stock in one or more series and determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon our preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. Issuances of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. Any issuance of preferred stock could also have the effect of decreasing the market price of our common stock and could delay, deter or prevent a change in control of our company. Our board of directors does not presently have any plans to issue shares of preferred stock.

Limitations on Directors’ Liability

Our governing documents limit the liability of, and require us to indemnify, our directors to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of fiduciary duty. This limitation is generally unavailable for acts or omissions by a director which (i) were not in good faith, (ii) were the result of intentional misconduct or a knowing violation of law, (iii) the director derived an improper personal benefit from (such as a financial profit or other advantage to which the director was not legally entitled) or (iv) breached the director’s duty of loyalty. The DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases. The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the settlement costs and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We have also entered into indemnification agreements with our directors and executive officers.

Exclusive Forum Clause

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, is a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction or declines to accept jurisdiction, the federal district court for the District of Delaware); in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants.

In addition, our amended and restated certificate of incorporation provides that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but the forum selection provisions do not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors or officers.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions. See “Risk Factors” in our most recent Annual Report on Form 10-K incorporated herein by reference.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law That May Have an Anti-Takeover Effect

Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer with the concurrence of a majority of the board of directors or at the written request of one or more stockholders who own shares representing at least 45% of the voting power of the stock outstanding and entitled to vote on the matters to be brought before the proposed special meeting and who comply with specified procedural requirements in our amended and restated bylaws. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as director. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with such advance notice procedures and provide us with certain information. Our amended and restated bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Supermajority Voting for Amendments to Our Governing Documents

Any amendment to our amended and restated certificate of incorporation requires the affirmative vote of at least 66 2⁄3% of the voting power of all shares of our common stock then outstanding. Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may amend our bylaws only with the approval of at least 66 2⁄3% of the voting power of all shares of our common stock then outstanding. However, to the extent a holder or an affiliated group of holders of our Series A-2 preferred stock owns more than 45% of our outstanding common stock, which includes shares of common stock issued upon conversion of the Series A-2 preferred stock, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, will be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of our amended and restated certificate of incorporation or our bylaws, as applicable.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II and Class III. The terms of Class I, Class II and Class III directors end at our 2024, 2022 and 2023 annual meetings of stockholders, respectively. Commencing with the 2024 annual meeting of stockholders, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our amended and restated certificate of incorporation provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors, but must consist of not less than three or more than 15 directors.

Removal of Directors; Vacancies

Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2⁄3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors. Therefore, while stockholders meeting the applicable requirements may call a special meeting for the purpose of removing directors, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such a special meeting.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws preclude stockholder action by written consent.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of officers and directors for monetary damages for actions taken as an officer or a director, as the case may be. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that we must indemnify and advance reasonable expenses to our officers and directors to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for our officers and directors as well as certain employees for certain liabilities.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against officers and directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit our company and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the rules of the New York Stock Exchange require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. As discussed above, our board of directors has the ability to issue preferred stock with voting rights or other preferences, without stockholder approval. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities

In recognition that certain directors, principals, members, officers, employees and other representatives of Oaktree Capital Management, L.P. and its affiliated entities and funds and their respective affiliates (other than us), which we refer to as the Oaktree Entities, may serve as a member of our board of directors, and that the Oaktree Entities or any representative thereof who serves on our board of directors, who we refer to as an

Oaktree Director, may engage in the same or similar activities or related lines of business that we do or other business activities that overlap or compete with our business, our amended and restated certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Oaktree Entities. Specifically, none of the Oaktree Entities or any Oaktree Director has any duty to refrain from engaging, directly or indirectly, in a corporate opportunity in the same or similar activities or related lines of business that we do or that we may propose to engage in or from otherwise competing with us. In the event that any Oaktree Entity or Oaktree Director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in the corporate opportunity, and no Oaktree Entity or Oaktree Director will have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if an Oaktree Director acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and an Oaktree Entity, we will not have any expectancy in the corporate opportunity unless the corporate opportunity is expressly offered to the person solely in his or her capacity as one of our directors. See “Risk Factors” in our most recent Annual Report on Form 10-K incorporated herein by reference.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE under the symbol “MEG.”

PLAN OF DISTRIBUTION

The selling stockholders may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold, or if they are, that they will be sold pursuant to this prospectus. We will not receive any proceeds from any sale by the selling stockholders of their shares of common stock. See “Use of Proceeds.” We will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and fees of counsel to the selling stockholders. The selling stockholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

The selling stockholders may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, in any manner permitted by the Securities Act, including any one or more of the following ways:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through selling agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any option under which underwriters may purchase additional shares of common stock from the selling stockholder(s), any discounts, commissions, concessions and other items constituting compensation from the selling stockholder(s) and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. The selling stockholders may also be deemed to be an underwriter, and any discounts and commissions it receives and any profit it realizes on the sale of the common stock may be deemed to be underwriting commissions under the Securities Act.

Selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with a selling stockholder. Selling stockholders may also sell shares of common stock short and redeliver the securities to close out such short positions. Selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction to the extent required. Selling stockholders may also pledge shares of common stock offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus, as supplemented or amended to reflect such transaction to the extent required.

The selling stockholders may enter into derivative transactions with third parties, or sell shares of common stock to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by a selling stockholder or borrowed from a selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of common stock received from such selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase shares of common stock under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or selling stockholders to indemnification by us or selling stockholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or selling stockholders to payments it may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

Certain underwriters, agents or dealers or their affiliates may have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to the Company, the selling stockholders and their respective affiliates in the ordinary course of business, for which they have received or may receive customary fees and commissions.

In addition, a selling stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through the registration statement of which this prospectus is a part. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Some of the shares of common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the shares of common stock offered hereby may be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

2,921,628 Shares

Montrose Environmental Group, Inc.

Common Stock

August 20, 2021